Exhibit 19(a)(6)

Global Proxy Voting Policy and Procedures

INTRODUCTION

 Wellington Management has adopted and implemented policies and procedures it believes are reasonably designed to ensure that proxies are voted in the best interests of clients for which it exercises proxy-voting discretion. The purpose of this document is to outline Wellington Management’s approach to executing proxy voting. Wellington Management’s Proxy Voting Guidelines (the “Guidelines”), which are contained in a separate document, set forth broad guidelines and positions on common issues that Wellington Management uses for voting proxies. The Guidelines set out our general expectations on how we vote rather than rigid rules that we apply without consideration of the particular facts and circumstances.

STATEMENT OF POLICY

Wellington Management: 1) Votes client proxies for clients that have affirmatively delegated proxy voting authority, in writing, unless we have arranged in advance with a particular client to limit the circumstances in which the client would exercise voting authority, or we determine that it is in the best interest of one or more clients to refrain from voting a given proxy. 2) Seeks to vote proxies in the best financial interests of the clients for which we are voting. 3) Identifies and resolves all material proxy-related conflicts of interest between the firm and our clients in the best interests of the client.

RESPONSIBILITY AND OVERSIGHT

The Proxy Voting Team monitors regulatory requirements with respect to proxy voting and works with the firm’s Legal and Compliance Group and the Investment Stewardship Committee to develop practices that implement those requirements. The Proxy Voting Team also acts as a resource for portfolio managers and investment research analysts on proxy matters as needed. Day-to-day administration of the proxy voting process is the responsibility of the Proxy Voting Team. The Investment Stewardship Committee a senior, cross-functional group of experienced professionals, is responsible for oversight of the implementation of the Global Proxy Policy and Procedures, review and approval of the Guidelines, and identification and resolution of conflicts of interest. The Investment Stewardship Committee reviews the Guidelines as well as the Global Proxy Policy and Procedures annually.

PROCEDURES

Use of Third-Party Voting Agent

Wellington Management uses the services of a third-party voting agent for research and to manage the administrative aspects of proxy voting. We view third-party research as an input to our process. Wellington Management complements the research provided by its primary voting agent with research from other firms. Our primary voting agent processes proxies for client accounts and maintains records of proxies voted. For certain routine issues, as detailed below, votes may be instructed according to standing instructions given to our primary voting agent, which are based on the Guidelines. We manually review instances where our primary voting agent discloses a material conflict of interest of its own, potentially impacting its research outputs. We perform oversight of our primary voting agent, which involves regular service calls and an annual due diligence exercise, as well as regular touchpoints in the normal course of business.

Receipt of Proxy

If a client requests that Wellington Management vote proxies on its behalf, the client must instruct its custodian bank to deliver all relevant voting materials to Wellington Management or its designated voting agent in a timely manner.

Reconciliation

Proxies for public equity securities received by electronic means are matched to the securities eligible to be voted, and a reminder is sent to custodians/trustees that have not forwarded the proxies due. This reconciliation is performed at the ballot level. Although proxies received for private equity securities, as well as those received in non-electronic format for any securities, are voted as received, Wellington Management is not able to reconcile these ballots and does not notify custodians of non-receipt; Wellington Management is only able to reconcile ballots where clients have consented to providing holdings information with its provider for this purpose.

Proxy Voting Process

Our approach to voting is investment-led and serves as an influential component of our engagement and escalation strategy. The Investment Stewardship Committee, a cross-functional group of experienced professionals, oversees Wellington Management’s activities with regards to proxy voting practices. Routine issues that can be addressed by the proxy voting guidance below are voted by means of standing instructions communicated to our primary voting agent. Some votes warrant analysis of specific facts and circumstances and therefore are reviewed individually. We examine such vote sources including internal research notes, third-party voting research and company engagement. While manual votes are often resolved by investment research teams, each portfolio manager is empowered to make a final decision for their relevant client portfolio(s), absent a material conflict of interest. Proactive portfolio manager input is sought under certain circumstances, which may include consideration of position size and proposal subject matter and nature. Where portfolio manager input is proactively sought, deliberation across the firm may occur. This collaboration does not prioritize consensus across the firm above all other interests but rather seeks to inform portfolio managers’ decisions by allowing them to consider multiple perspectives. Portfolio managers may occasionally arrive at different voting conclusions for their clients, resulting in different decisions for the same vote. Voting procedures and the deliberation that occurs before a vote decision are aligned with our role as active owners and fiduciaries for our clients.

Material Conflict of Interest Identification and Resolution Processes

Further detail on our management of conflicts of interest can be found in our Stewardship Conflicts of Interest Policy, available on our website.

OTHER CONSIDERATIONS

In certain instances, Wellington Management may be unable to vote or may determine not to vote a proxy on behalf of one or more clients. While not exhaustive, the following are potential instances in which a proxy vote might not be entered.

Securities Lending Clients

may elect to participate in securities lending Such lending may impact their ability to have their shares voted. Under certain circumstances, and where practical considerations allow, Wellington Management may determine that the anticipated value of voting could outweigh the benefit to the client resulting from use of securities for lending and recommend that a client attempt to have its custodian recall the security to permit voting of related proxies. We do not borrow shares for the sole purpose of exercising voting rights.

Share Blocking and Re-Registration

Certain countries impose trading restrictions or requirements regarding re-registration of securities held in omnibus accounts in order for shareholders to vote a proxy. The potential impact of such requirements is evaluated when determining whether to vote such proxies.

Lack of Adequate Information, Untimely Receipt of Proxy Materials, or Excessive Costs

Wellington Management may abstain from voting a proxy when the proxy statement or other available information is inadequate to allow for an informed vote; the proxy materials are not delivered in a timely fashion; or, in Wellington Management’s judgment, the costs of voting exceed the expected benefits to clients (included but not limited to instances such as when powers of attorney or consularization or the disclosure of client confidential information are required).

ADDITIONAL INFORMATION

Wellington Management maintains records related to proxies pursuant to Rule 204-2 of the Investment Advisers Act of 1940 (the “Advisers Act”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable laws. In addition, Wellington Management discloses voting decisions through its website, including the rationale for votes against management. Wellington Management provides clients with a copy of its Global Proxy Policy and Procedures, as well as the Voting Guidelines, upon written request. In addition, Wellington Management will provide specific client information relating to proxy voting to a client upon written request.